EX-99.CODE ETH


                             MEZZACAPPA PARTNERS LLC
                                  (THE "FUND")


                                 CODE OF CONDUCT




I.     COVERED OFFICERS/PURPOSE OF THE CODE


       This code of conduct (this "Code") for the Fund applies to the Fund's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (collectively, the "Covered Officers") for the purpose of promoting:


       o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

       o full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;

       o      compliance  with  applicable  laws  and  governmental   rules  and
              regulations;

       o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

       o      accountability for adherence to the Code.

       Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.


II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

       OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his/her service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his/her family, receives improper personal benefits as a result of his/her position in the Fund.

       Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the "Investment Company Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" of the Fund. The Fund's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions.

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       To the extent that a Covered Officer is an employee of a service provider
("Service Provider") to the Fund, conflicts may arise from, or as a result of, the contractual relationship between the Fund and the Service Providers of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers employed by a Service Provider will, in the normal course of their duties (whether formally for the Fund or for the Service Provider of which the Covered Officer is an employee, or for both), be involved in establishing policies and implementing decisions which will have different effects on the Service Provider and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the Service Provider and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Board of Directors that the Covered Officers may also be or in the future become officers or employees of one or more other investment companies covered by this or other Codes.

       Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.


                        *        *        *        *


         Each Covered Officer must:

       o      not  use  his  personal   influence   or  personal   relationships
              improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

       o not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Fund; and

       o not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

       There are some conflict of interest situations that may be discussed with the Fund's Chief Compliance Officer if material. Examples of these include:(1)

       o service as a director on the board of any public or private company;

       o the receipt of any non-nominal gifts from any person or company with which the Fund has current or prospective business dealings. For purposes of this Code, "non-nominal" are those gifts in excess of [$500];

       o the receipt of any entertainment from any company with which the Fund has current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

       o any ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers, other than its investment adviser, subadviser, principal underwriter, administrator or any affiliated person thereof and the Service Provider of which such Covered Officer is an employee; and

       o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or repurchasing shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.


III.   DISCLOSURE & COMPLIANCE

       o Each Covered Officer should be familiar with the disclosure requirements generally applicable to the Fund;

       o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's directors and auditors, and to governmental regulators and self-regulatory organizations;

       o each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Fund and the Fund's adviser or subadviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and


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(1)    Any activity or relationship  that would present a conflict for a Covered
       Officer would likely also present a conflict for the Covered Officer if a member of the Covered Officer' s family engages in such an activity or has such a relationship.

       o      it is the  responsibility  of  each  Covered  Officer  to  promote
              compliance  with  the  standards  and   restrictions   imposed  by
              applicable laws, rules and regulations.


IV.    REPORTING AND ACCOUNTABILITY

       Each Covered Officer must:

       o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

       o annually thereafter affirm to the Board that he has complied with the requirements of the Code;

       o not retaliate against any employee or Covered Officer or their affiliated persons for reports of potential violations that are made in good faith;

       o notify the Chief Compliance Officer of the Fund promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code; and

       o report at least annually any change in his affiliations from the prior year.


       The Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, notwithstanding the foregoing, the Audit Committee (the "Committee") is responsible for granting waivers(2) and determining sanctions, as appropriate, and any approvals, interpretations or waivers sought by the Fund's principal executive officers or directors will be considered by the Committee.


       The Fund will follow these procedures in investigating and enforcing this
Code:

       o the Chief Compliance Officer will take any action he considers appropriate to investigate any actual or potential violations reported to him;

       o if, after such investigation, the Chief Compliance Officer believes that no violation has occurred, the Chief Compliance Officer shall meet with the person reporting the violation for the purposes of informing such person of the reason for not taking action;

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(2)    Instruction 2 to Item 10 of Form 8-K defines "waiver" as "the approval by the registrant of a material departure from a provision of the code of conduct" and "implicit waiver," which must also be disclosed, as "the registrant's failure to take action within a reasonable period of time regarding a material departure from a provision of the code of conduct that has been made known to an executive officer" of the registrant.

       o any matter that the Chief Compliance Officer believes is a violation will be reported to the Committee;

       o if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Service Provider of which such Covered Officer is an employee or its board; a recommendation to such Service Provider to dismiss the Covered Officer; or dismissal of the Covered Officer as an officer of the Fund;

       o the Committee will be responsible for granting waivers, as appropriate; and

       o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.


       The Committee, in determining whether waivers should be granted and whether violations have occurred, and the Chief Compliance Officer, in rendering decisions and interpretations and in conducting investigations of potential violations under the Code, may, at their discretion, consult with such other persons as they may determine to be appropriate, including, but not limited to, a senior legal officer of the Fund or its adviser or its subadviser, counsel to the Fund or the Service Provider, independent auditors or other consultants, subject to any requirement to seek pre-approval from the Fund's Committee for the retention of independent auditors to perform permissible non-audit services.


V.     WAIVERS

       An executive officer or director may request a waiver of any of the provisions of this Code by submitting a written request for such waiver to the Committee setting forth the basis for such request and explaining how the waiver would be consistent with the standards of conduct described herein. The Committee, pursuant to powers delegated to it by the Board, shall review such request and make a determination thereon in writing, which shall be binding.

       In determining whether to waive any provisions of this Code, the Committee shall consider whether the proposed waiver is consistent with honest and ethical conduct.

       The Chief Compliance Officer shall submit an annual report to the Board regarding waivers granted.


VI.    OTHER POLICIES AND PROCEDURES

       This Code shall be the sole code of conduct adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to it thereunder. Insofar as other policies or procedures of the Fund, the Fund's adviser, sub-adviser, principal underwriter, or the Service Providers govern or purport to govern the behavior or activities of the Covered

Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The codes of ethics of the Fund and their investment adviser, subadviser, principal underwriter and Service Providers under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.


VII.   AMENDMENTS

       Any amendments to this Code must be approved or ratified by a majority vote of the Fund's board, including a majority of independent directors.

VIII.  CONFIDENTIALITY

       All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and its counsel, the investment adviser and its counsel, the Service Provider of which such Covered Officer is an employee or independent auditors or other consultants referred to in Section IV above.

IX.    INTERNAL USE

       The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of any person, as to any fact, circumstance, or legal conclusion.


Date:  June 20, 2005